UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2009

Idenix Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-49839	45-0478605
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

60 Hampshire Street Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 617-995-9800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On August 5, 2009, Idenix Pharmaceuticals, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Leerink Swann LLC, related to an underwritten offering of 7,248,936 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). All of the shares are being sold by the Company. The offering price is $3.14 per share. After underwriting discounts and commissions and estimated offering expenses, the Company expects to receive net proceeds of approximately $21.2 million. The last reported sale price of the Common Stock on the NASDAQ Global Market on August 4, 2009 was $3.69 per share.

The shares will be issued pursuant to a shelf registration statement the Company filed with the Securities and Exchange Commission, which became effective on October 17, 2008 (File No. 333-153471). The closing of the offering is expected to take place on August 10, 2009. A copy of the Purchase Agreement is attached as Exhibit 99.1 hereto and is incorporated herein by reference. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit. A prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission. A copy of the opinion of Wilmer Cutler Pickering Hale and Dorr LLP relating to the validity of the Common Stock to be issued in the offering is attached as Exhibit 5.1 hereto.The Company issued a press release on August 5, 2009 announcing the pricing of the offering. This press release is attached as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

99.1	Purchase Agreement, dated as of August 5, 2009, between the Registrant and Leerink Swann LLC

99.2	Press Release, dated August 5, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Idenix Pharmaceuticals, Inc.

Date: August 5, 2009	By:	/s/ Ronald C. Renaud, Jr.
Ronald C. Renaud, Jr.
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

99.1	Purchase Agreement, dated as of August 5, 2009, between the Registrant and Leerink Swann LLC

99.2	Press Release, dated August 5, 2009